Exhibit 10(A)

                         AGREEMENT - AMENDMENT TO LEASE

February 16, 1998

BETWEEN: OLYMBEC CONSTRUCTION INC.
         5584 Cote de Liesse, Suite 208
         Town of Mount Royal, Quebec, H4P 1A9 (the "Lessor")

AND:     UNITEL VIDEO CANADA INC.
         3540 Griffith Street
         City of Saint-Laurent, Quebec, H4T 1A7 (the "Lessee")

RE:      Amendment to the Lease for the premises
         measuring approximately 8,000 square feet and located at 3540 Griffith Street, Saint-Laurent, Quebec, H4T 1A7 (the "Premises")

The present Agreement - Amendment to Lease shall form an integral part of the Lease.

THE PARTIES HEREBY CONFIRM THE FOLLOWING:

WHEREAS in virtue of a lease signed in June 1997 (the "Lease"), the Lessor leased to the Lessee the Premises for a term of five (5) years and one (1) month, commencing June 1, 1997 and terminating June 30, 2002, the whole, at terms and conditions more fully described in the Lease.

WHEREAS in virtue of Lessee's December 15, 1997 letter to the Lessor (the "Letter"), the Lessee requested certain amendments to the Lease, the whole, as more fully described in the Letter.

WHEREAS as a result of the Letter, the Lessor agrees to make certain amendments to the Lease, the whole, as more fully described hereinafter.

IN WITNESS WHEREOF, THE PARTIES MUTUALLY AGREE TO THE FOLLOWING AMENDMENTS TO THE LEASE:

1. Name of Lessee, Unitel Video Canada Inc.

The name of the Lessee, "Unitel", shall be amended as follows: "Unitel Video Canada Inc."

2. Default, Article 18(c) of the Lease

The following section of Article 18(c) shall be deleted from the Lease:

"....or should the Lessee or any other person at any time during the term of this Lease remove or try to remove from the Premises, without the written consent of the Lessor, any of the moveable property of the Lessee, except during the ordinary course of its activities or when replacement or renovation work is being done..."
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3. Lessor's Legal Hypothec, Article 36 of the Lease

Article 36 shall be deleted from the Lease.

4. Security Deposit, Article 41.1 of the Lease

Article 41,1 of the Lease reads as follows:

"The Lessor and Lessee acknowledge that the Lessee has deposited and honored a cheque payable to Royal Lepage Commercial Inc. "in trust" in the sum of $9,496.23, including G.S.T. and P.S.T., which said cheque amount shall be applied towards the minimum rental, surtax and taxes to become due for the first and last months of the Term."

The following paragraph shall be added to Article 41.1 of the Lease:

"As a result of the amendments to the Lease contained herein, Lessee shall provide Lessor with an additional sum of $9,585.42, including G.S.T. and P.S.T., which said sum shall be included in the Security Deposit. The sum of $9,585.42, including G.S.T. and P.S.T., is payable immediately. The total amount of the Security Deposit, namely $19,081.65, including G.S.T. and P.S.T., shall be applied towards the minimum rental, surtax and taxes to become due for the first and last three months of the Term."

The parties acknowledge having expressly required that this agreement and all writings relating thereto be drawn up in English. Les parties declarent avoir expressement requis que cette entente et tous les documents s'y rapportant soient rediges en anglais.

IN WITNESS WHEREOF WE HAVE SIGNED THIS ___ DAY OF ________, 199____.

                                    OLYMBEC CONSTRUCTION INC.
                                    PER:


                                    /s/Richard Stern
---------------------------------   ---------------------------------------
Witness                             LESSOR: Richard Stern

                                    UNITEL VIDEO CANADA INC.
                                    PER:


                                    /s/ Brian Harty
---------------------------------   ---------------------------------------
Witness                             LESSEE: Brian Harty


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